QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.28

PURCHASE AND SALE AGREEMENT

by and among

U.S. Exploration Holdings, LLC
as "Seller,"

U.S. Exploration Holdings, Inc.,

United States Exploration, Inc.,

and

Noble Energy Production, Inc.
as "Buyer"

Dated February 7, 2006

i

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT dated as of February 7, 2006, is made by and among U.S. Exploration Holdings, LLC, a Delaware limited liability company ("Seller"), U.S. Exploration Holdings, Inc., a Delaware corporation (the "Company"), United States Exploration, Inc., a Colorado corporation (the "Subsidiary"), and Noble Energy Production, Inc., a Delaware corporation ("Buyer").

RECITALS:

        A.    Seller is the owner of one hundred percent (100%) of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the "Shares").

        B.    Seller desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, on the terms and conditions set forth herein.

        C.    The Company and the Subsidiary desire to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to, and covenants and agreements with, Buyer.

AGREEMENT:

        NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Seller, the Company, the Subsidiary, and Buyer do hereby agree as follows:

ARTICLE I
TERMS OF THE TRANSACTION

        Section 1.1.    Agreement to Purchase and Sell Shares.    Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth and subject to the terms and provisions herein, the Shares.

        Section 1.2.    Purchase Price.    In consideration of the sale of the Shares to Buyer, Buyer shall pay to Seller an aggregate cash purchase price of $411,000,000 (the "Purchase Price"). The Purchase Price, as adjusted pursuant to Section 1.3 is herein called the "Adjusted Purchase Price".

        Section 1.3.    Potential Adjustments to the Purchase Price.

        (a)   The Purchase Price shall be increased by the amounts listed below in this Section 1.3(a):

          (i)    the amount, if any, by which Actual Adjusted Working Capital on September 30, 2005 exceeds a balance of $27,374; and

          (ii)   the amount, if any, of any increases to the Purchase Price as provided in Section 9.1(f).

        (b)   The Purchase Price shall be decreased by the amounts listed below in this Section 1.3(b):

          (i)    the amount, if any, by which Actual Adjusted Working Capital on September 30, 2005 is less than a balance of $27,374;

          (ii)   the amount, if any, of the decrease for Title Defects, Environmental Defects and Damages resulting from breaches of representations and warranties as provided in Section 9.4;

          (iii)  the amount of transaction costs incurred by the Company or the Subsidiary between September 30, 2005 and the Closing Date (including but not limited to any amounts owed Petrie Parkman & Co., Thompson & Knight LLP, and any other advisors to the Company, Subsidiary, or Seller), if such transaction costs were incurred solely because of the transactions contemplated by this Agreement;

          (iv)  the amount of costs paid by the Company or the Subsidiary between September 30, 2005 and the Closing Date to settle or terminate any Hedges other than such costs paid by the Company or the Subsidiary out of proceeds of the Bridge Facility;

          (v)   the amount of severance payments and change of control payments to officers, directors, and employees of the Company and the Subsidiary that are to be paid to such persons after the Closing; and

          (vi)  the amount, if any, of the outstanding principal and accrued interest under the Bridge Facility.

        (c)   No later than three Business Days prior to the Closing Date, the Company shall prepare and submit to Buyer a statement setting forth, in reasonable detail, the Company's computation of the adjustments to the Purchase Price described in Section 1.3(a) and paragraphs (i) and (ii) of Section 1.3(b), as applicable, and such calculation shall be utilized by the parties for purposes of payment of the Adjusted Purchase Price at Closing pursuant to Section 1.4.

        (d)   After the Closing, Buyer shall review the calculation of the Actual Adjusted Working Capital on September 30, 2005 made at Closing and submit an updated calculation to Seller within 90 days after the Closing Date. Seller and Buyer shall thereafter meet at a mutually agreeable time (but no later than 120 days after the Closing Date) to review the calculation of the Actual Adjusted Working Capital on September 30, 2005, made at Closing, Buyer's updated calculation thereof, and determine in good faith whether any additional revisions to such amount are necessary. If, based on such review, Seller and Buyer determine that the Actual Adjusted Working Capital figure utilized for purposes of Sections 1.3(a)(i) and (b)(i) (the "Closing Date Adjusted Working Capital Amount") was inaccurate (the amount, as so redetermined under this Section 1.3(d), being called the "Post-Closing Adjusted Working Capital Amount"), then, within three Business Days after such determination (i) Seller and Buyer shall provide joint written instructions to the Escrow Agent to (A) disburse to Buyer out of the Working Capital Escrow an amount equal to the excess of that portion of the Adjusted Purchase Price attributable to the Post-Closing Adjusted Working Capital Amount being less than the Closing Date Adjusted Working Capital Amount, and (B) disburse to Seller the remainder of the Working Capital Escrow or (ii) (A) Buyer shall tender to Seller in cash any additional amount owed to Seller as a part of the Adjusted Purchase Price to the extent that the Post-Closing Adjusted Working Capital Amount is greater than the Closing Date Adjusted Working Capital Amount and (B) Seller and Buyer shall provide joint written instructions to the Escrow Agent to disburse to Seller the Working Capital Escrow. In no event shall the Post-Closing Adjusted Working Capital Amount include expenditures made to settle or terminate any Hedge.

        (e)   If a dispute arises under Section 1.3(d) with respect to the calculation of the Actual Adjusted Working Capital on September 30, 2005 (an "Accounting Dispute") that the parties have been unable to resolve, then, at the written request of either Seller or Buyer (the "Request Date"), each of Seller and Buyer shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than 10 days after the Request Date to attempt to resolve same. If such senior officers have been unable to resolve such Accounting Dispute within a period of 30 days after the Request Date, any party shall have the right, by written notice to the other specifying in reasonable detail the basis for the Accounting Dispute, to resolve the Accounting Dispute by submission thereof to a nationally recognized independent public accounting firm commonly considered as one of the "Big 4" and reasonably acceptable to Seller and Buyer, which firm shall serve as sole arbitrator (the "Accounting Referee"). The scope of the Accounting Referee's engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and the corresponding calculation of the Actual Adjusted Working Capital. The Accounting Referee shall be instructed by the parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 15 days following the submission of the Accounting Dispute to the Accounting Referee. The decision and award of the Accounting Referee shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court. The fees and expenses of the Accounting Referee shall be borne equally by Seller and Buyer.

        Section 1.4.    Payment of the Adjusted Purchase Price.    At the Closing, Buyer shall pay to (i) Seller cash equal to the Adjusted Purchase Price less the Working Capital Escrow and less the Warranties Escrow and less the Gathering Escrow and less the Defects Escrow, if any, (ii) the Escrow Agent cash equal to the Working Capital Escrow plus the Warranties Escrow plus the Gathering Escrow to hold pursuant to this Agreement and the Post-Closing Escrow Agreement, and (iii) the Escrow Agent cash equal to the Defects Escrow to hold pursuant to the Defects Escrow Agreement. All cash payments by Buyer pursuant to this Section 1.4 shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Seller or the Escrow Agent, as applicable.

ARTICLE II
CLOSING

        The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Thompson & Knight LLP, Houston, Texas, at 10:00 a.m. (local Houston, Texas, time) on March 29, 2006, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date." All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer that:

        Section 3.1.    Title to the Shares.    Seller is (and at the Closing will be) the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire good, valid, and marketable title to, the Shares, free and clear of all Liens, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates, (ii) restrictions on transfer that may be imposed by federal or state securities laws, (iii) restrictions on transfer that are cancelled as of the Closing or (iv) Liens released at Closing.

        Section 3.2.    Capitalization.    The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are outstanding. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales, and repurchases by the Company of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable federal and state securities laws. Except for the Shares and the rights created by this Agreement, there are (and as of the Closing Date there will be) outstanding or in existence (i) no common stock, preferred stock, or other equity or debt securities of the Company, (ii) no securities of the Company convertible into or exchangeable for common stock, preferred stock, or other voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any common stock, preferred stock, or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such common stock, preferred stock, or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company.

        Section 3.3.    Organization and Standing.     Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

        Section 3.4.    Authority.    Seller has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

        Section 3.5.    Non-Contravention.    Neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby and thereby (i) do and will conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of Seller's properties may be bound, or (ii) violate any Applicable Law binding upon Seller.

        Section 3.6.    Approvals.    No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

        Section 3.7.    Pending Litigation.    There are no Proceedings pending or, to Seller's Knowledge, threatened, in which Seller is or may be a party affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARY

        Except as provided in the Company Disclosure Schedule, the Company and the Subsidiary hereby represent and warrant to Buyer that:

        Section 4.1.    Organization.

        (a)   The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. No actions or proceedings to dissolve the Company are pending, or to the Knowledge of the Company, threatened.

        (b)   The Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as now being conducted. The Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. No actions or proceedings to dissolve the Subsidiary are pending, or to the Knowledge of the Subsidiary, threatened.

        Section 4.2.    Governing Documents.    The Company and the Subsidiary have made available to Buyer accurate and complete copies of the Governing Documents of the Company and the Subsidiary, as amended to the date hereof. Such Governing Documents accurately reflect the equity ownership of the Company and the Subsidiary.

        Section 4.3.    Power and Authority.

        (a)   The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby, and to conduct its business generally in the manner that it is currently being conducted. The execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Company.

        (b)   The Subsidiary has all requisite corporate power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by the Subsidiary in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby, and to conduct its business generally in the manner that it is currently being conducted. The execution, delivery, and performance by the Subsidiary of this Agreement and each other agreement, instrument, or document executed or to be executed by the Subsidiary in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Subsidiary.

        Section 4.4.    Valid and Binding Agreement.

        (a)   This Agreement has been duly executed and delivered by the Company and constitutes, and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by the Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

        (b)   This Agreement has been duly executed and delivered by the Subsidiary and constitutes, and each other agreement, instrument, or document executed or to be executed by the Subsidiary in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by the Subsidiary, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Subsidiary, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

        Section 4.5.    Non-Contravention.

        (a)   Neither the execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (i) conflict with or result in a violation of any provision of the Company's Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which the Company is a party or by which the Company, or any of the Company's properties may be bound, (iii) result in the creation or imposition of any Lien or other Encumbrance on any of the Company's properties or other assets, or (iv) violate any Applicable Law binding upon the Company, except, in the instance of clause (ii) or clause (iv) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

        (b)   Neither the execution, delivery, and performance by the Subsidiary of this Agreement and each other agreement, instrument, or document executed or to be executed by the Subsidiary in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (i) conflict with or result in a violation of any provision of the Subsidiary's Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which the Subsidiary is a party or by which the Subsidiary, or any of the Subsidiary's properties may be bound, (iii) result in the creation or imposition of any Lien or other Encumbrance on any of the Subsidiary's properties or other assets, or (iv) violate any Applicable Law binding upon the Subsidiary, except, in the instance of clause (ii) or clause (iv) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 4.6.    Approvals.    No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by the Company or the Subsidiary in connection with the execution, delivery, or performance by the Company or the Subsidiary of this Agreement, each other agreement, instrument, or document executed or to be executed by the Company or the Subsidiary in connection with the transactions contemplated hereby to which they are a party or the consummation by them of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, declarations, filings or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 4.7.    Subsidiaries.

        (a)   The Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest in any other person, other than the Subsidiary. The Subsidiary does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest in any other person.

        (b)   The authorized capital stock of the Subsidiary consists of 100 shares of common stock, par value $0.001 per share, of which 100 shares are outstanding. All outstanding shares of capital stock of the Subsidiary have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales, and repurchases by the Subsidiary of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable federal and state securities laws. All the outstanding capital stock of the Subsidiary is owned directly by the Company, free and clear of all Liens, save and except for Liens to be released at Closing.

        (c)   There are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of the Subsidiary, (ii) no securities of the Company or the Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of the Subsidiary, (iii) no options or other rights to acquire from the Company or the Subsidiary, and no obligation of the Company or the Subsidiary to issue or sell, any shares of capital stock or other voting securities of the Subsidiary or any securities convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Subsidiary.

        Section 4.8.    Financial Statements.    Included in Section 4.8 of the Company Disclosure Schedule are accurate and complete copies of (i) Seller's audited consolidated balance sheet as of December 31, 2004, and the related audited statements of income, members' equity and cash flows for the 11 months then ended, and the notes and schedules thereto, (the "Audited Financial Statements"), together with the unqualified report thereon of KPMG LLP, independent certified public accountants, and (ii) an unaudited consolidated balance sheet of Seller, the Company and the Subsidiary as of September 30, 2005 (the "Interim Balance Sheet") for the three months then ended (the Audited Financial Statements and the Interim Balance Sheet being collectively called the "Financial Statements"). The Financial Statements (x) represent actual bona fide transactions, (y) have been prepared from the books and records of Seller, the Company and the Subsidiary in accordance with GAAP applied on a consistent basis throughout the periods involved, and (z) fairly present in all material respects the financial position of the Seller and Company and the Subsidiary as of the date thereof and the results of operations and cash flows for the period indicated.

        Section 4.9.    Undisclosed Liabilities.    Except (i) as and to the extent set forth on the balance sheet included in the Financial Statements, (ii) for liabilities described in the notes accompanying the Financial Statements, (iii) for matters of the type not disclosed in the Financial Statements but which are disclosed elsewhere in this Agreement, in Section 4.9 of the Company Disclosure Schedule, or elsewhere in the Company Disclosure Schedule, (iv) for liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice that in the aggregate will not result in a Material Adverse Effect, (v) liabilities arising under immaterial executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (vi) liabilities arising under material executory contracts entered into in the ordinary course of business and disclosed to Buyer (none of which is a material liability for breach of contract) and (vii) other liabilities which, in the aggregate, are not material to the Company and the Subsidiary taken as a whole, neither the Company nor the Subsidiary has any liabilities or obligations, whether accrued, absolute, secured, unsecured, contingent or otherwise, that are or would be required by GAAP and consistent with the Company's and the Subsidiary's historical practices to be reflected in the Financial Statements.

        Section 4.10.    Pending Litigation.    Except as set forth in Section 4.10 of the Company Disclosure Schedule, there are no Proceedings pending or, to the Company's Knowledge, threatened, against or affecting, the Company, the Subsidiary or any of their respective properties. There are no Proceedings pending or, to the Company's Knowledge, threatened, in which the Company is or may be a party affecting the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.

        Section 4.11.    Compliance with Laws.    The Company and the Subsidiary are in compliance in all material respects with all Applicable Laws, and neither the Company nor the Subsidiary has received any notice from any Governmental Entity or any other Person that either the Company or the Subsidiary is in violation of, or has violated, any Applicable Laws. The Company and the Subsidiary have in effect all material federal, state and local governmental Permits reasonably necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Neither the execution and delivery of this Agreement by Seller, the Company, or the Subsidiary nor the consummation by Seller, the Company, or the

Subsidiary of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any Permit. Notwithstanding the foregoing, this Section 4.11 does not relate to (i) environmental matters (including compliance with Environmental Laws or matters that would constitute Environmental Defects) which are the subject of Article IX or (ii) Taxes, which are the subject of Section 4.12.

        Section 4.12.    Taxes.    Except as disclosed in Section 4.12 of the Company Disclosure Schedule:

        (a)   each of the Company and the Subsidiary has (and as of the Closing Date will have) duly filed all federal, state, local, and foreign Tax Returns required to be filed by or with respect to it with the IRS or other applicable Taxing authority, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

        (b)   each of the Company and the Subsidiary has (and as of the Closing Date will have) paid, or adequately reserved against in the Financial Statements, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside;

        (c)   no audit of the Tax Returns of the Company or the Subsidiary is pending or threatened; and there has been no material issue raised or material adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any Tax Returns;

        (d)   each of the Company and the Subsidiary has (and as of the Closing Date will have) made all deposits required with respect to Taxes;

        (e)   no waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter has been given by or requested from the Company or the Subsidiary;

        (f)    other than the "affiliated group" (within the meaning of Section 1504(a)(1) of the Code or similar group for state, local or foreign Tax purposes) of which the Company is the common parent, neither the Company nor the Subsidiary has been a member of an "affiliated group" within the meaning of Section 1504(a)(1) of the Code;

        (g)   there are no Liens for Taxes (other than for Taxes not yet due and payable) upon any assets of the Company or the Subsidiary;

        (h)   Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income from any taxable period (or portion thereof) ending after the Closing Date as a result of any:

          (i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

          (ii)   intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding similar provision of state, local, or foreign income Tax law);

          (iii)  installment sale or open transaction disposition made on or prior to the Closing Date; or

          (iv)  prepaid amount received on or prior to the Closing Date;

        (i)    Neither the Company nor the Subsidiary is a party to any arrangement that constitutes a partnership for purposes of subchapter K of Chapter 1 of Subtitle A of the Code;

        (j)    There are no Tax sharing, allocation, indemnification, or similar agreements or arrangements, whether written or unwritten, in effect under which the Company or the Subsidiary could be liable for any material Taxes of any person other than the Company or the Subsidiary;

        (k)   Neither the Company nor the Subsidiary is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum, or agreement with any Taxing authority;

        (l)    Neither the Company nor the Subsidiary has entered into, has any liability with respect of, or has any filing obligations with respect to any "reportable transactions" as defined in Section 1.6011-4(b)(1) of the Treasury Regulations;

        (m)  No Taxing jurisdiction where the Company or the Subsidiary does not file a Tax Return has made a claim or, to the Knowledge of the Company or the Seller, threatened to make a claim that the Company or the Subsidiary is required to file a Tax Return for a material amount of Taxes; and

        (n)   The Existing Hedges and any other transactions which the Company and the Subsidiary have accounted for as hedges under SFAS 133 have been properly identified as hedging transactions under Section 1.1221-2(f) of the Treasury Regulations.

        For purposes of this Section, a Tax is due (and must therefore either be paid or adequately reserved against in the Financial Statements) only on the last date payment of such Tax can be made without interest or penalties, whether such payment is due in respect of estimated Taxes, withholding Taxes, required Tax credits, or any other Tax.

        Section 4.13.    Contracts.

        (a)   Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements material to the Company's or the Subsidiary's business or their ownership and operation of the Properties (exclusive of Oil and Gas Contracts) to which the Company or the Subsidiary is a party or bound or by which any of their properties or assets are subject, as of the date of this Agreement, including (with each of the following listed agreements being considered material): (i) any contract covering compensation and employment or service of any officer, employee or consultant or relating to any loan from the Company or the Subsidiary to an officer, director or Affiliate; (ii) any indenture, mortgage, loan, credit or similar contract under which the Company or the Subsidiary has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, sold and leased back assets or guaranteed indebtedness for others (including Hedge or other similar contracts); (iii) any guarantee by the Company or the Subsidiary of any obligation of another or any Hedge; (iv) any agreement under which the Company or the Subsidiary has granted any individual or entity any registration rights (including demand and piggyback registration rights); (v) any agreement respecting any partnership, joint venture, option, put or call, or right of first refusal; (vi) any agreement requiring expenditures, exclusive of the commitments described in Section 4.14(a) of the Company Disclosure Schedule, in excess of $50,000; (vii) any non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, the business of the Company or the Subsidiary is conducted; (viii) any contract with Seller or any Affiliate of Seller which will survive the Closing; (ix) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay or any other employee right or benefit; (x) any agreements for the sale, exchange, gathering, market, processing and transportation of Hydrocarbons with a term exceeding 90 days; and (xi) any agreement of indemnification, surety or guarantee outside the ordinary course of business (collectively the "Company Contracts").

        (b)   Section 4.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's or the Subsidiary's material Oil and Gas Contracts, as defined in this Section 4.13(b). Without limiting the requirements of Section 4.13(a), the Company has made, and, prior to the Closing Date, will continue to make, available to Buyer at the Company Offices for inspection and (at Buyer's expense) copying each Lease and each agreement or other contract related to the Oil and Gas Properties which it has in its possession or control. Each Lease and each agreement and other contract of a type described below by which the Company or the Subsidiary is bound or that are related to the Oil and Gas Properties, are referred to as the "Oil and Gas Contracts":

          (i)    purchase and sale agreements;

          (ii)   partnership or joint venture agreements;

          (iii)  agreements pursuant to which the Company or the Subsidiary has granted any Person a right of first refusal, a preemptive right of purchase, or other option to acquire any Oil and Gas Property;

          (iv)  farmin or farmout agreements;

          (v)   joint operating, participation or other similar agreements;

          (vi)  exploration agreements;

          (vii) area of mutual interest agreements;

          (viii) pooling, communitization and unitization agreements;

          (ix)  gas balancing agreements; and

          (x)   agreements containing seismic licenses, permits and other rights to geological or geophysical data and information directly or indirectly relating to the Leases held by the Company or the Subsidiary.

        (c)   The Company Contracts and the Oil and Gas Contracts are valid and binding, in full force and effect and, to the Company's Knowledge, enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The Company (or the Subsidiary, as applicable) has performed all material obligations and is not in material breach or default under any Company Contract or Oil and Gas Contract. No event has occurred, which after notice or lapse of time, or both, would constitute a material default by the Company (or the Subsidiary, as applicable), or to the Company's Knowledge, any other party.

        Section 4.14.    Oil and Gas Properties.

        (a)   Except as set forth in Section 4.14(a) of the Company Disclosure Schedule (i) neither the Company nor the Subsidiary has incurred or made or entered into any commitments to incur expenditures in connection with the ownership or operation of the Oil and Gas Properties after September 30, 2005, other than routine expenses incurred in the normal and ordinary operation of the Oil and Gas Properties in accordance with generally accepted practices in the oil and gas industry; (ii) neither the Company nor the Subsidiary has abandoned any wells (or removed any material items of equipment, except those replaced by items of substantially equivalent suitability and value) on the Oil and Gas Properties since September 30, 2005; and (iii) no proposals in excess of $50,000 per proposal are currently outstanding (whether made by the Company, the Subsidiary or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, or to abandon any wells, on the Oil and Gas Properties.

        (b)   Except as disclosed in Section 4.14(b) of the Company Disclosure Schedule, no Oil and Property is subject to (or has related to it) (i) any area of mutual interest agreement or (ii) any tax partnership.

        (c)   Section 4.14(c) of the Company Disclosure Schedule sets forth all production, processing and transportation imbalances as of the date set forth on said schedule with respect to the Oil and Gas Properties. Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, neither the Company nor the Subsidiary has received prepayments (including payments for gas not taken pursuant to "take-or-pay" arrangements) for any of the Company's or the Subsidiary's share of the Hydrocarbons produced from the Oil and Gas Properties, as a result of which the obligation exists to deliver

Hydrocarbons produced from the Oil and Gas Properties after the Closing Date without then or thereafter receiving payment therefor.

        (d)   There exist no agreements or arrangements for the sale of production from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts disclosed in Section 4.14(d) of the Company Disclosure Schedule or (b) agreements or arrangements which are cancelable on 90 days notice or less without penalty or detriment.

        (e)   Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Oil and Gas Properties, and all severance, production, ad valorem, windfall profit and other similar Taxes) relating to the ownership or operation of the Oil and Gas Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Company or the Subsidiary, as applicable, except such expenses and Taxes as are disputed in good faith by the Company or the Subsidiary and for which an adequate accounting reserve has been established by the Company and except for such expense, the non-payment of which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

        (f)    All Fixtures, Facilities and Equipment that are reasonably necessary to conduct normal operations on the Oil and Gas Properties are in an operable state of repair adequate to maintain normal operations in a manner consistent with the Company's or the Subsidiary's past practices.

        Section 4.15.    Intellectual Property.    The Company and the Subsidiary either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

        Section 4.16.    Insurance; Bonds and Letters of Credit.

        (a)   Section 4.16(a) of the Company Disclosure Schedule is a list of all policies of insurance owned or held by the Company or the Subsidiary. Such policies are in full force and effect and, to the Company's Knowledge, satisfy in all material respects requirements of Applicable Laws and any agreements to which the Company or the Subsidiary is a party, and provide insurance coverage which is generally customary for entities of similar size engaged in the Company's line of business.

        (b)   Section 4.16(b) of the Company Disclosure Schedule is a list of all bonds, letters of credits and other similar instruments maintained by the Company and the Subsidiary, and such instruments shall remain in effect as of the Closing Date.

        Section 4.17.    Employee Related Matters.

        (a)   Section 4.17(a) of the Company Disclosure Schedule sets forth a list of: (i) all directors and officers of the Company and the Subsidiary; (ii) the name, social security number and dates of employment by the Company or the Subsidiary of each employee of the Company and the Subsidiary as of the date hereof, and (iii) the name of each agent and consultant of the Company and the Subsidiary as of the date hereof.

        (b)   Except as described in Section 4.17(b) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the incurring of any severance pay obligations or any obligation governed by Section 280G of the Code or any obligation governed by Section 280G of the Code to any person employed by the Company or the Subsidiary.

        (c)   There are no collective bargaining agreements or other similar agreements, arrangements or understandings, written or oral, with employees as a group to or by which the Company or the Subsidiary is a party or is bound. No employees of the Company or the Subsidiary are represented by any labor organization, collective bargaining representative, or group of employees.

        (d)   Except as listed in Section 4.17(d) of the Company Disclosure Schedule, neither the Company nor the Subsidiary has and maintains any pension, profit sharing, deferred compensation, incentive compensation or other similar plan, program or arrangement for the benefit of any former or current employees of the Company or the Subsidiary.

        Section 4.18.    Hazardous Materials.    All Offsite Disposal of Hazardous Materials undertaken by or for the benefit of the Company or the Subsidiary has been done in compliance with all Applicable Laws.

        Section 4.19.    Brokers.    Except for the amounts due Petrie Parkman & Co. by Seller in respect of the transactions contemplated hereby, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Subsidiary.

ARTICLE V
DISCLAIMER

        EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER WILL CONVEY TO BUYER THE SHARES WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND FROM SELLER, THE COMPANY, THE SUBSIDIARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (I) THE COMPANY OR THE SUBSIDIARY, (II) TITLE OF THE COMPANY OR THE SUBSIDIARY IN AND TO THE PROPERTIES, (III) THE CONDITION OF THE PROPERTIES, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTIES, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS SET FORTH IN THIS AGREEMENT, IN PURCHASING THE SHARES BUYER ACCEPTS THE PROPERTIES "AS IS," "WHERE IS," AND "WITH ALL FAULTS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLER, THE COMPANY NOR THE SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE OIL AND GAS PROPERTIES, (B) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, (C) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE OIL AND GAS PROPERTIES OR ANY VALUE THEREOF OR (D) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE COMPANY, THE SUBSIDIARY OR THE PROPERTIES. BUYER AGREES THAT THE FOREGOING DISCLAIMER IS "CONSPICUOUS."

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents to Seller, the Company, and the Subsidiary as of the date of this Agreement that:

        Section 6.1.    Organization.    Buyer is validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        Section 6.2.    Power and Authority.    Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer.

        Section 6.3.    Valid and Binding Agreement.    This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

        Section 6.4.    Non-Contravention.    Neither the execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (i) conflict with or result in a violation of any provision of Buyer's Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer's properties may be bound, or (iii) violate any Applicable Law binding upon Buyer.

        Section 6.5.    Approvals.    No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

        Section 6.6.    Proceedings.    There are no Proceedings pending or, to Buyer's Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

        Section 6.7.    Financing.    Buyer at the Closing will have such funds as are necessary for the consummation by it of the transactions contemplated hereby.

        Section 6.8.    Investment Experience.    Buyer acknowledges that it can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

        Section 6.9.    Restricted Securities.    Buyer understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as a "restricted security" under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

        Section 6.10.    Accredited Investor; Investment Intent.    Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

        Section 6.11.    Independent Evaluation.    Buyer is an experienced and knowledgeable investor in the oil and gas business and the business of owning and operating oil, gas and mineral properties. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on (i) the basis of its own independent due diligence investigation of the Properties, and (ii) the representations and warranties made by Seller and by the Company and the Subsidiary in Articles III and IV, respectively, and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Properties, and the value thereof.

        Section 6.12.    Brokers.    No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VII
CONDUCT OF COMPANY PENDING CLOSING

        The Company and the Subsidiary covenant and agree with Buyer as follows:

        Section 7.1.    Conduct and Preservation of Business.    Except as expressly provided in this Agreement, from the date hereof to the Closing, the Company and the Subsidiary (i) shall each conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws; (ii) shall each use its Reasonable Best Efforts to preserve, maintain, and protect its properties; and (iii) shall each use its Reasonable Best Efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with it.

        Section 7.2.    Restrictions on Certain Actions.    Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in Section 7.2 of the Company Disclosure Schedule, prior to the Closing, neither the Company nor the Subsidiary shall take, consent to or allow any of the following actions, without the prior written consent of Buyer:

        (a)   amend its Governing Documents;

        (b)   issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any common stock of any class or any other securities or equity equivalents in the Company or the Subsidiary;

        (c)   (i) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its common stock; (ii) repurchase, redeem, or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of the Company or the Subsidiary;

        (d)   (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber shares of common stock, capital stock or other equity securities of the Company or the Subsidiary; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except for customary Liens contained in or arising under joint operating (or similar) agreements binding on the Company or the Subsidiary with respect to amounts not yet due or not yet delinquent and except for statutory Liens for amounts not yet due or not yet delinquent);

        (e)   (i) enter into, adopt, or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

        (f)    acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets, except for (i) sales of Hydrocarbons in the ordinary course of business consistent with past practice, (ii) sales of inventory and excess or obsolete assets in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or normally consumed in the operation of the Company's business and (iii) pursuant to Section 8.15, the sale of the Excluded Assets;

        (g)   acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

        (h)   except for the capital expenditures referenced in Section 4.14(a) of the Company Disclosure Schedule, make any capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $500,000;

        (i)    amend any Tax Return or settle or compromise any federal, state, local, or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Entity concerning Taxes; make any Tax election except elections consistent with past practices and which are required to be made in connection with Tax Returns filed for any tax period ending prior to the Closing Date; file with, or provide to, any Governmental Entity any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes;

        (j)    pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business in an amount not to exceed $50,000, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements or incurred since December 31, 2004 in the ordinary course of business consistent with past practice;

        (k)   enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice, or any lease, contract, agreement, commitment, arrangement, or transaction (i) which grants or creates any area of mutual interest, consent to assignment, option, right of first refusal, call, put or other preferential right in favor of any third party, (ii) for the sale, exchange, gathering, processing and transportation of Hydrocarbons having a term of more than one month, or (iii) which would constitute a Company Contract;

        (l)    amend, modify, or change in any material respect any Company Contract or Oil and Gas Contract;

        (m)  change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by the Company to Buyer;

        (n)   agree or consent to the establishment of any unit, the change in any existing unit (or any participating area therein), or the entry into of any pooling or unitization agreement after the date hereof; or

        (o)   authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 7.2.

ARTICLE VIII
ADDITIONAL AGREEMENTS OF THE PARTIES

        Section 8.1.    Access.    Subject to the terms of the Confidentiality Agreement and Article IX, between the date hereof and the Closing, the Company and the Subsidiary will give Buyer and Buyer's authorized representatives reasonable access to the Company's and the Subsidiary's employees, offices, accounting and financial books, records, files and other similar documents and materials to the extent in the Company's or the Subsidiary's possession, custody or control and save and except for the Sales Information.

        Section 8.2.    Confidentiality Agreement.    The Confidentiality Agreement, except to the extent modified herein, will remain in full force and effect.

        Section 8.3.    Reasonable Best Efforts.    Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Best Efforts to obtain any such consents approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Best Efforts to defend, and cooperation in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

        Section 8.4.    Notice of Litigation.    Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify the Company of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii) Seller, the Company, and the Subsidiary, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller, the Company or the Subsidiary and which affects this Agreement or the transactions contemplated hereby and any Proceeding which is commenced or threatened against the Company or the Subsidiary and which would have been listed on Section 4.10 of the Company Disclosure Schedule if such Proceeding had arisen prior to the date hereof.

        Section 8.5.    Notification of Certain Matters.    Seller shall give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by Seller in Article III to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder prior to Closing. The Company and the Subsidiary shall give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article IV to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of the Company or the Subsidiary to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by the Company or the Subsidiary hereunder prior to Closing. Buyer shall give prompt notice to the Company of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article VI to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing. The delivery of any notice pursuant to this Section shall not be deemed to: (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Article X or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 8.6.    Resignation of Officers and Directors.    At the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer of the resignations of the respective directors and officers of the Company and the Subsidiary, such resignations to be effective immediately upon the consummation of the transactions contemplated by this Agreement. Buyer agrees to facilitate the payment of severance payments or change of control bonuses referenced in Section 1.3(b)(v) immediately after Closing.

        Section 8.7.    Employee Matters.

        (a)   Buyer shall have the right, but not the obligation, to make offers of employment to the employees of the Company and the Subsidiary. Upon request of Buyer, the Company agrees to provide Buyer with reasonable access to the Company's and the Subsidiary's employees for the purpose of conducting employment interviews. Buyer agrees that it will notify the Company no later than ten Business Days prior to the Closing of those employees of the Company and the Subsidiary (i) to whom Buyer will make an offer of employment and (ii) that Buyer will terminate.

        (b)   Buyer will administer the benefits available pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 for all employees of the Company and the Subsidiary who do not continue employment with Buyer following Closing.

        Section 8.8.    Taxes.

        (a)   Tax Returns.

          (i)    Seller shall prepare and file or cause to be prepared and filed, consistent with the past practice of the Company and the Subsidiary, all Tax Returns required to be filed by or with respect to the Company and the Subsidiary for all taxable years and periods ending on or before the Closing Date. The Company or the Subsidiary, as appropriate, shall pay or cause to be paid all Taxes due and the costs incurred by Seller in preparing and filing such Tax Returns.

          (ii)   Buyer shall prepare and file or cause to be prepared and filed, consistent with past practice of the Company and the Subsidiary, all Tax Returns required to be filed by or with respect to the Company and the Subsidiary for all taxable years and periods ending after the Closing Date. Buyer shall furnish any such Tax Return to the Seller at least 15 days before the due date thereof (with extensions) for the Seller's review and comment, which comments Buyer shall consider in good faith if Seller could have any liability for the Taxes due pursuant to its indemnity obligations under Article XII. At least five Business Days before the due date of any payment required to be made with respect to any such Tax Return, the Seller shall pay to Buyer the amount of any Taxes payable with respect to such Tax Returns that are allocable to the period ending on or before

  September 30, 2005, except to the extent such Taxes were accrued and reflected on the Interim Balance Sheet.

          (iii)  For purposes of allocating liability for Taxes under this Agreement, in the case of any taxable period that includes but does not end before September 30, 2005 (a "Straddle Period"), (i) real, personal and intangible property Taxes ("Property Taxes") of the Company or the Subsidiary allocable to the period ending on or before September 30, 2005 shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre period ending on or before September 30, 2005 and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) of the Company or the Subsidiary allocable to the period ending on or before September 30, 2005 shall be computed as if such taxable period ended as of the close of business on September 30, 2005, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on September 30, 2005 and the period after September 30, 2005 in proportion to the number of days in each period.

        (b)   Refunds. Any refunds and credits with respect to Taxes paid by the Company or the Subsidiary that are attributable to any period ending on or before September 30, 2005 shall belong to the Seller, except to the extent such Taxes were accrued and reflected on the Interim Balance Sheet. Buyer will cause the Company or the Subsidiary, as appropriate, to forward to the Seller or reimburse the Seller for any refunds or credits belonging to the Seller within ten Business Days from receipt thereof by any of the Buyer, the Company or the Subsidiary.

        (c)   Contests. If an audit is commenced, an adjustment is proposed or any other claim is made by any Taxing Authority with respect to a Tax liability of the Company or the Subsidiary relating to a Pre-Closing Tax Period for which the Seller could be liable under Article XII, Buyer shall promptly notify the Seller of such audit or such proposed adjustment or such claim. If the Seller so requests and at the Seller's expense, Buyer shall cause the relevant entity (Buyer, the Company or the Subsidiary, or any of their respective successors) to contest such claim on audit or by appropriate claim for refund or credit of Taxes or in a related administrative or judicial proceeding, and shall permit the Seller, at its option and expense, to control the prosecution and settlement of any such audit or refund claim or related administrative or judicial proceeding but only with respect to those specific matters that could reasonably affect the Tax liability of the Seller, including any liability hereunder, or their right to payment; and, where reasonably deemed necessary by the Seller and in accordance with the foregoing, Buyer shall cause the relevant entity to authorize by appropriate powers of attorney such persons as the Seller shall designate to represent such entity with respect to such audit or refund claim or related administrative or judicial proceeding and to settle or otherwise resolve any such proceeding but only as it specifically relates to such matters for which Seller confirms in writing its sole liability for the Tax matters at issue. The Seller shall keep Buyer reasonably informed of the progress of any such claim, action or proceeding and shall permit Buyer to participate therein, at Buyer's expense. Buyer shall further execute and deliver, or cause to be executed and delivered, to the Seller or its designee all instruments and documents reasonably requested by the Seller to implement the provisions of this Section 8.8(c). Any refund of Taxes obtained by Buyer or the affected entity pursuant to this Section 8.8(c) shall be paid promptly to the Seller to the extent the refund relates to Taxes funded by Seller after Closing or to the extent payable to Seller under Section 8.8(b).

        (d)   Amendments to Tax Returns. Buyer shall not, and shall not permit the Company or the Subsidiary to, amend any Tax Return covering any period ending on or before the Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably withheld, if such amendment would adversely affect the Seller.

        (e)   Section 1445. Buyer shall not be permitted to withhold, under Code Section 1445, from payments to be made pursuant to any transaction contemplated by this Agreement, provided that Seller delivers to Buyer a properly completed Certificate of Non-Foreign Status substantially in the form attached hereto as Exhibit 8.8.

        (f)    Cooperation on Preparation of Tax Returns. Seller and Buyer shall provide the other with such reasonable assistance as may be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Governmental Entity or in connection with judicial or administrative proceedings relating to any liability of the Company or the Subsidiary for Taxes.

        (g)   Transfer Taxes. All sales, use, stamp, documentary, filing, recording, value-added, gross receipts, excise, registration, stamp duty, transfer or similar Taxes, including any interest and penalties in connection therewith, that are imposed or levied by any Governmental Entity by reason of, in connection with or attributable to the sale, assignment, conveyance and transfer by the Seller to Buyer of the Shares pursuant to this Agreement ("Transfer Taxes") shall be borne by the party legally responsible therefore, and such party shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each party shall reasonably cooperate with the other to provide any information and documentation reasonably requested that may be necessary to obtain any exemption from any Transfer Taxes.

        Section 8.9.    Fees and Expenses.    All fee and expenses incurred in connection with this Agreement by Seller will be borne by and paid by Seller. All fees and expense of the Company or the Subsidiary in connection with the negotiation, preparation, execution and delivery of this Agreement prior to the Closing Date and the consummation of the transactions at the Closing will be borne by and paid by Seller. All amounts due and owing Petrie Parkman & Co. by the Company or the Subsidiary in respect of the transactions hereunder will be borne by and paid by Seller. All expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer, regardless of whether or not the transactions contemplated hereby are consummated.

        Section 8.10.    Public Announcements.    Except as may be required by Applicable Law, neither Buyer, on the one hand, nor Seller, the Company and the Subsidiary, on the other hand, shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld and which consent, if given verbally, shall be confirmed in writing within one Business Day thereafter). Any such press release or statement required by Applicable Law shall only be made after reasonable notice to the other parties.

        Section 8.11.    Payment of Bank Debt and Release of Liens.    The Company shall make arrangements with the lenders under the Credit Facility (i) for the payment at or prior to Closing of all outstanding indebtedness existing under the Credit Facility; and (ii) for the delivery at or prior to Closing of executed releases by the lender(s) (in a form satisfactory to the lender(s) and satisfactory to Buyer) of all mortgages or other Liens existing on collateral pledged by the Company or the Subsidiary as security under the Credit Facility.

        Section 8.12.    Settlement of Hedges.    The Company shall make arrangements with hedge counterparts to the Existing Hedges for the payment by the Company prior to Closing of all amounts necessary to settle all Existing Hedges.

        Section 8.13.    Bridge Facility.    Buyer is willing, at the Company's request, to implement a secured loan facility (the "Bridge Facility") prior to Closing in the amount requested by the Company, not to exceed the amount necessary to fully settle all Existing Hedges and to pay all existing debt under the Credit Facility. The Bridge Facility shall contain commercially reasonable terms. In the event the Bridge Facility is implemented, all outstanding indebtedness existing under the Bridge Facility shall be paid at Closing.

        Section 8.14.    Books and Records.    At or promptly after Closing, Seller shall cause the Company to deliver all records pertaining to the Company and the Subsidiary that are in the Company's or the Subsidiary's control, including original minute books and other corporate books and records and accounts, policies of insurance, real property, equipment, materials and service contracts, permits and leases, and all regulatory, environmental, tariff, financial, audit, and tax data, records, reports, returns, filings, notices, correspondence, memoranda, and other information (in physical or digital form), including all documents supporting such reports, returns, filings, correspondence and memoranda, but exclusive of any Sales Information. Buyer will preserve all records so delivered by the Company for a period of six years following the Closing and will allow Seller (or Seller's representative) reasonable access to such records at all reasonable times for a purpose reasonably related to (i) Seller's ownership of the Shares or (ii) the performance by it of its obligations, and the enforcement by it of its rights, hereunder. If Buyer desires to dispose of any such records prior to the expiration of the six-year period referenced above, Buyer shall provide notice of same to Seller, and Seller shall have a period of 10 days to deliver written notice to Buyer that Seller elect to have such records delivered to them (at the expense of Seller). If Seller fail to deliver such notice within the 10-day period referenced above, Buyer shall the right to dispose of the subject records.

        Section 8.15.    Excluded Assets.    Immediately prior to the Closing, Seller shall be permitted to cause the Company or the Subsidiary (as applicable) to convey, transfer and assign the Excluded Assets to Seller or an Affiliate of Seller. Such conveyance, transfer and assignment shall be (i) for no consideration whatsoever, save and except for the assumption by Seller of all liabilities attributable to the Excluded Assets, whether arising before, on or after the date of assignment, and (ii) on an "as is, where is" basis without any representations and warranties by the Company or the Subsidiary, including any warranty of title, fitness for purpose, or merchantability.

ARTICLE IX
BUYER'S DUE DILIGENCE EXAMINATION

        Section 9.1.    Title Due Diligence Examination.

        (a)   From the date of this Agreement until 5:00 p.m. (local time in Houston, Texas) on March 24, 2006 (the "Examination Period"), the Company shall afford to Buyer and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of the Company and the Subsidiary in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Oil and Gas Properties in order to determine whether Title Defects (as defined below) exist ("Buyer's Title Review"); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Company or the Subsidiary or impede the efforts of the Company and the Subsidiary to comply with its other obligations under this Agreement. Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of the Company, excluding, however, any information that the Company or the Subsidiary is prohibited form disclosing by bona fide, third party confidentiality restrictions; provided, that if requested by Buyer, the Company and the Subsidiary shall use their Reasonable Best Effort to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer's Title Review, if any, shall be borne solely by Buyer. Buyer shall not contact any of the customers or suppliers of the Company or the Subsidiary or their working interest co-owners or operators, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the Company or the Subsidiary, which consent shall not be unreasonably withheld.

        (b)   If Buyer discovers any Title Defect affecting any of the Oil and Gas Properties or the Option Acreage, Buyer shall notify the Company prior to the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice ("Title Defect Notice") must (i) be in writing, (ii) be received by the Company prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Oil and Gas Property or Option Acreage affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer in good faith. Any matters that may otherwise constitute Title Defects, but of which the Company has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. Upon the receipt of such effective Title Defect Notice from Buyer, the Company and the Subsidiary shall have the option, in addition to the remedies set forth in Section 9.1(c) (the "Remedies for Title Defects"), but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing. The Oil and Gas Property affected by such uncured Title Defect shall be a "Title Defect Property".

        (c)   With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be reduced, subject to this Article IX, by the Title Defect Amount with respect to such Title Defect Property. The "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

          (i)    The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the "Allocated Value" (as set forth in Exhibit 9.1(c) attached hereto) of the Oil and Gas Property (or the Wells associated therewith) or Option Acreage (or the drilling locations located thereon) subject to such Title Defect, the portion of the Oil and Gas Property or Option Acreage subject to such Title Defect, and the legal effect of such Title Defect on the Oil and Gas Property (or the Wells associated therewith) or Option Acreage (or the drilling locations located thereon) affected thereby; provided, however, that: (A) if such Title Defect is in the nature of the Company's or the Subsidiary's Net Revenue Interest in an Oil and Gas Property being less than the Net Revenue Interest set forth in Exhibit 9.1(c) hereto and the Working Interest remains the same, then the Title Defect Amount shall be equal to the Allocated Value for the relevant Oil and Gas Property (or the Wells associated therewith) multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect, or (B) if such Title Defect relates to the Option Acreage, then the Title Defect Amount shall be equal to the Allocated Value for the drilling locations located on the Option Acreage, or (C) if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

          (ii)   If the Title Defect results from any matter not described in Section 9.1(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

        (d)   As used in this Section 9.1:

          (i)    "Defensible Title" means, as of the date of this Agreement and the Closing Date:

            (A)  with respect to the Oil and Gas Properties, such record title and ownership by the Company or the Subsidiary that:

              1.     entitles the Company or the Subsidiary to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit 9.1(c) as the Company's or the Subsidiary's Net Revenue Interest of all Hydrocarbons produced, saved and marketed from each Lease comprising such Oil and Gas Property as set forth in

      Exhibit 9.1(c), through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 7.2;

              2.     obligates the Company or the Subsidiary to bear not greater than the percentage set forth in Exhibit 9.1(c) as the Company's or the Subsidiary's Working Interest of the costs and expenses relating to the maintenance, development and operation of each Lease comprising such Oil and Gas Property, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 7.2;

              3.     is free and clear of all Liens, except Permitted Encumbrances; and

              4.     reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Oil and Gas Property, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Buyer, the Company, or the Subsidiary incurring any liability.

            (B)  with respect to the Option Acreage, such record title and ownership by Anadarko E&P Company LP, Anadarko Land Corp. (collectively, "Anadarko") of the mineral estate that would make such Option Acreage "Subject Lands", as such term in defined in the Exploration Agreement dated November 15, 2005 among Anadarko and the Subsidiary (the "Exploration Agreement").

          (ii)   "Permitted Encumbrances" shall mean (i) Liens for taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (ii) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which the Company or the Subsidiary is not in default; (iii) mechanic's and materialman's Liens relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which the Company or the Subsidiary is not in default; (iv) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest, increase the Working Interest (without a proportionate increase in the Net Revenue Interest) or materially affect the value of any property encumbered thereby; (v) all approvals required to be obtained from Governmental Entities that are lessors under Leases forming a part of the Oil and Gas Properties (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing; (vi) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with the prior sale, assignment or the transfer of such Oil and Gas Property and are not triggered by the consummation of the transactions contemplated herein); (vii) Liens under the Credit Facility or Bridge Facility (if and to the extent that such Liens are released at Closing); and (viii) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

          (iii)  "Title Defect" shall mean any particular defect in or failure of the Company's or the Subsidiary's ownership of any Oil and Gas Property or the inability to earn that portion of the Option Acreage described in Exhibit 9.1(c) by performance under the terms of the Exploration Agreement: (i) that causes the Company or the Subsidiary to not have Defensible Title to such Oil and Gas Property or causes Defensible Title to the Option Acreage to fail or causes the inability to earn that portion of the Option Acreage described in Exhibit 9.1(c) by performance under the terms of the Exploration Agreement, (ii) that has attributable thereto a Title Defect Amount in excess of $50,000 and (iii) regarding which a Title Defect Notice has been timely and otherwise validly delivered. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect: (A) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (B) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (C) minor defects or irregularities in title which for a period of five years or more have not delayed or prevented the Company or the Subsidiary (or the Company's or the Subsidiary's predecessor, if owned by the Company or the Subsidiary for less than five years) from receiving its Net Revenue Interest share of the proceeds of production and have not caused the Company or the Subsidiary to bear a share of expenses and costs greater than its Working Interest share from each Lease, unit or Well; (D) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for five years or more; and (E) defects or irregularities resulting from or related to any Oil and Gas Property that the Subsidiary has earned pursuant to the Exploration Agreement but which Anadarko has not yet assigned to the Subsidiary, as set forth on Section 9.1(d)(iii) of the Company Disclosure Schedule.

        (e)   If the Company and Buyer are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable such Title Defect, the provisions of Section 13.1 shall be applicable.

        (f)    If the Company determines (or should Buyer, in the course of Buyer's Title Review, determine) that the Company's or the Subsidiary's Net Revenue Interest in an Oil and Gas Property is greater than the Net Revenue Interest set forth in Exhibit 9.1(c) hereto and the Working Interest remains the same, then the parties agree that the Purchase Price shall be increased in an amount equal to the Allocated Value for the relevant Oil and Gas Property multiplied by the percentage increase in such Net Revenue Interest.

        Section 9.2.    Environmental Due Diligence Examination.

        (a)   Buyer shall have the right, or the right to cause an environmental consultant acceptable to Buyer in its sole discretion ("Buyer's Environmental Consultant"), to conduct an environmental review of the Properties prior to the expiration of the Examination Period ("Buyer's Environmental Review"). No less than three Business Days prior to the proposed commencement date of Buyer's Environmental Review, Buyer shall notify the Company of the commencement of its Environmental Review and shall coordinate the locations of such activities with the Company. The cost and expense of Buyer's Environmental Review, if any, shall be borne solely by Buyer. No Person, other than Buyer's Environmental Consultant and Buyer's employees may conduct Buyer's Environmental Review. The Company and the Subsidiary shall have the right to have representatives thereof present to observe Buyer's Environmental Review conducted in the Company Offices or on the Company's or the Subsidiary's properties. With respect to any samples taken in connection with Buyer's Environmental Review, the Company or the Subsidiary shall be permitted to take split samples. Buyer agrees to conduct Buyer's Environmental Review in a manner so as not to unduly interfere with the business operations of the Company or the Subsidiary and in compliance with all Applicable Laws, and Buyer shall exercise due care with respect to the Company's or the Subsidiary's properties and their condition.

        (b)   Prior to the Closing, unless otherwise required by applicable law, Buyer shall (and shall cause Buyer's Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Buyer's Environmental Review and any reports or data generated from such review (the "Environmental Information"), and Buyer shall not (and shall cause Buyer's Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Entity or other third party without the prior written consent of the Company, except to the extent required by Applicable Law. Prior to the Closing, unless otherwise required by Applicable Law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer's Environmental Consultant, if applicable, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide the Company with prompt notice and the Company or the Subsidiary, at the Company's expense, may file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to the Company, which Environmental Information shall become the sole property of the Company and the Subsidiary. Upon the Company's written request to Buyer, Buyer shall provide copies of the Environmental Information to the Company without charge.

        (c)   If Buyer or Buyer's Environmental Consultant, if applicable, discovers any Environmental Defect (as herein defined) prior to the expiration of the Examination Period, Buyer shall notify the Company prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice (an "Environmental Defect Notice") must (i) be in writing; (ii) be received by the Company prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonable detail, including (A) the specific Properties affected by or associated with such Environmental Defect, (B) if applicable, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, (C) the written conclusion of Buyer's Environmental Consultant, if applicable, that an Environmental Defect is believed to exist, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer's Environmental Review, and (D) if feasible and applicable, a separate, reasonably specific citation of the provisions of the Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iii) describe the procedures recommended to correct, eliminate or pay the Environmental Defect, together with any related recommendations from Buyer's Environmental Consultant, if applicable; and (iv) set forth Buyer's good faith estimate of the Environmental Defect Value, including the basis for such estimate. Any matters that may otherwise constitute Environmental Defects, but of which the Company has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for purposes of this Section 9.2. Upon the receipt of such effective notice from Buyer, the Company shall have the option, in addition to the remedy set forth in Section 9.2(d), but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing, at the sole cost and expense of Seller. If the Company and Buyer are unable to reach an agreement as to whether an Environmental Defect exists or, if it does exist, the amount of the Environmental Defect Value attributable thereto, the provisions of Section 13.1 shall be applicable.

        (d)   If any Environmental Defect described in a notice delivered in accordance with Section 9.2 is not cured on or before the Closing, then the Purchase Price shall be reduced, subject to this Article IX, by the Environmental Defect Value of such Environmental Defect.

        (e)   As used in this Section 9.2:

          (i)    "Environmental Defect" shall mean, with respect to any given Property, a violation of Environmental Laws in effect as of the date hereof in the jurisdiction in which such Property is located, an obligation under Environmental Laws to undertake within a reasonable period of time after Closing any corrective action at the Property, or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of Hazardous Materials prior to the Closing Date, (A) regarding which an Environmental Defect Notice has been timely and otherwise validly delivered, (B) that has an Environmental Defect Value attributable thereto in excess of $100,000 and (C) is not otherwise disclosed in that certain report of HydroSolutions Inc. dated as of November 28, 2005, or that certain report of Environmental Consulting Services prepared by Summit Envirosolutions, Inc. dated as of July 11, 2005, copies of which have heretofore been provided by the Company to Buyer.

          (ii)   "Environmental Defect Value" shall mean, (A) the net present value of the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, or (B) the net present value of the amount of Environmental Liabilities reasonably believed will be incurred or required to be paid by the Company or the Subsidiary with respect thereto. The parties recognize that the calculation of an Environmental Defect Value may require the use of assumptions and extrapolations; however, it is acknowledged and agreed that any such assumptions and extrapolations will be consistent with the known factual information and reasonable in nature.

        Section 9.3.    Notice of Breaches of Representations and Warranties Pre-Closing.    If, in the course of conducting its due diligence examination of the Company and the Subsidiary prior to Closing (other than in connection with Buyer's Title Review and Buyer's Environmental Review), Buyer becomes aware of a breach of a representation and warranty made by any Seller, the Company, or the Subsidiary in this Agreement, Buyer shall give the Company prompt notice of such breach, which notice shall (i) describe in reasonable detail the nature of the asserted breach and (ii) specify the proposed Damages resulting from such asserted breach. The parties hereto shall endeavor in good faith to agree upon whether any breach of a representation and warranty made by Seller, the Company, or the Subsidiary in this Agreement asserted by Buyer is an actual breach and, if it is determined that there is an actual breach, the amount of the Damages attributable thereto. If, however, the parties are unable to reach an agreement, either on whether there is an actual breach or the amount of the Damages attributable thereto (as appropriate), the provisions of Section 13.1 shall be applicable.

        Section 9.4.    Adjustments to Purchase Price for Title Defects, Environmental Defects and Breaches of Representations and Warranties.    Notwithstanding anything to the contrary contained in this Agreement: (i) if the aggregate of the Title Defect Amounts, Environmental Defect Values and Damages arising from a breach of a representation and warranty made by Seller, the Company, or the Subsidiary, as determined in accordance with this Agreement, is less than or equal to the Deductible Amount, then no adjustment of the Purchase Price shall be made therefore, and (ii) if the aggregate of the Title Defect Amounts, Environmental Defect Values and Damages arising from a breach of a representation and warranty made by Seller, the Company, or the Subsidiary, as determined in accordance with this Agreement, is greater than the Deductible Amount, then the Purchase Price shall be adjusted downward by the amount that the aggregate of such Title Defect Amounts, Environmental Defect Values and Damages exceeds the Deductible Amount.

        Section 9.5.    Option to Cure Title Defects Post-Closing.

        (a)   Notwithstanding anything herein to the contrary, if the Company or the Subsidiary is not able to cure a Title Defect on or prior to Closing, Seller shall have the option, by notice in writing to Buyer on or before Closing, to attempt to cure such Title Defect after the Closing (with any such Title Defect being called a "Post-Closing Defect"). In such event, the transactions contemplated hereby will close as provided herein, but an amount equal to the Allocated Value for the Property to which the Post-Closing Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into an escrow account (the "Defects Escrow") established with a federally insured savings or banking institution mutually acceptable to Buyer and Seller (the "Defects Escrow Agent") pursuant to the terms of an escrow agreement in a form acceptable to the Defects Escrow Agent and reasonably acceptable to Buyer and Seller (the "Defects Escrow Agreement"). The amount deposited into the Defects Escrow with respect to a Post-Closing Defect will remain therein until released as provided in Section 9.5(b).

        (b)   Buyer, the Company, and the Subsidiary will act in good faith and reasonably cooperate with Seller after the Closing to cure a Post-Closing Defect. If Seller and Buyer mutually agree that a Post-Closing Defect has been cured, then within two Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Seller in accordance with the terms of the Defects Escrow Agreement. If Seller and Buyer mutually agree that a Post-Closing Defect has been partially cured, then Seller and Buyer shall mutually determine the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement. If Seller and Buyer mutually agree that a Post-Closing Defect has not been cured, then within two Business Days after such determination, the amount withheld in the Defect Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement. If, at the end of the 180-day period commencing on the Closing Date (the "Cure Period"), Seller has been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the Defect Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement. If, at the end of the Cure Period, Seller and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 13.1.

        Section 9.6.    Indemnification.     In connection with the conduct of its due diligence investigation of the Company, the Subsidiary, and the Properties and in consideration of the Company's and the Subsidiary's covenant under Section 8.1, Buyer hereby INDEMNIFIES and SHALL DEFEND AND HOLD the Company, the Subsidiary, Seller, Affiliates thereof, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns) HARMLESS from and against any and all of the following claims arising from Buyer's inspecting and observing the Properties: (i) claims for personal injuries to or death of employees of Buyer, its contractors, agents, consultants, and representatives, and damage to the property of Buyer or others acting on behalf of Buyer, except for injuries or death caused by the gross negligence or willful misconduct of the

Company, the Subsidiary, Seller or their respective employees, contractors, agents, consultants, or representatives; and (ii) claims for personal injuries to or death of employees of the Company, the Subsidiary, Seller or third parties, and damage to the property of the Company, the Subsidiary, or third parties, to the extent caused by the negligence, gross negligence, or willful misconduct of Buyer. Seller hereby INDEMNIFIES and SHALL DEFEND AND HOLD the Buyer, Affiliates thereof, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns) HARMLESS from and against any and all of the following claims arising from Buyer's inspecting and observing the Properties: (i) claims for personal injuries to or death of employees of the Company, the Subsidiary, Seller, their respective contractors, agents, consultants, and representatives, and damage to the property of the Company, the Subsidiary, Seller or others acting on behalf of such parties, except for injuries or death caused by the gross negligence or willful misconduct of Buyer or its employees, contractors, agents, consultants, or representatives; and (ii) claims for personal injuries to or death of employees of the Buyer or third parties, and damage to the property of Buyer or third parties, to the extent caused by the negligence, gross negligence, or willful misconduct of Seller, the Company, or the Subsidiary. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

        Section 10.1.    Conditions to Obligations of Seller, the Company, and the Subsidiary.    The obligations of Seller, the Company, and the Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

        (a)   Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

        (b)   Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

        (c)   Seller shall have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions set forth in Sections 10.1(a) and (b) have been satisfied.

        (d)   No Proceeding (excluding any Proceeding initiated by Seller, the Company, the Subsidiary, or any of their Affiliates) shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement, or the consummation of the transactions contemplated hereby, except for such Proceedings which, in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect.

        (e)   No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.

        Section 10.2.    Conditions to Obligations of Buyer.    The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

        (a)   Each of the representations and warranties of Seller contained in Article III shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

        (b)   Each of the representations and warranties of the Company and the Subsidiary contained in Article IV shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date, (iii) to the extent that an adjustment to the Purchase Price has been made in respect of any inaccuracies or breaches in accordance with Section 9.4, and (iv) any such inaccuracies or breaches which, in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect.

        (c)   Seller, the Company, and the Subsidiary shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

        (d)   Buyer shall have received a certificate executed by a duly authorized officer of the Company and the Subsidiary dated the Closing Date, representing and certifying that the conditions described in Sections 10.2 (b) and (c) have been satisfied.

        (e)   No Proceeding (excluding any Proceeding initiated by Buyer or any of its affiliates) shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement, the effectiveness or enforceability of any Contract or Oil and Gas Contract (other than the Gas Gathering Agreement), or the consummation of the transactions contemplated hereby, except for such Proceedings which, in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect.

        (f)    Buyer shall have received the stock certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyer for transfer on the books of the Company.

        (g)   No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.

        (h)   The lender(s) under the Credit Facility shall have executed and delivered releases of all Liens in collateral securing the Credit Facility against payment of the amounts due and owing under the Credit Facility.

        (i)    The Company shall have settled all Existing Hedges and shall have provided evidence satisfactory to Buyer that all Existing Hedges have been satisfied and terminated.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

        Section 11.1.    Termination.    This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

        (a)   by mutual written consent of Seller and Buyer; or

        (b)   by either Seller or Buyer, if:

          (i)    the Closing shall not have occurred on or before April 28, 2006, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

          (ii)   there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

        (c)   (i) by Seller, if the aggregate amount of the Title Defect Amounts, the Environmental Defect Values and the Damages (not taking into account the limit of the Warranties Escrow) arising from a breach of a representation or warranty made by Seller or the Company exceeds 15% of the Purchase Price, or (ii) by Buyer, if the aggregate amount of the Title Defect Amounts, the Environmental Defect Values and the Damages (not taking into account the limit of the Warranties Escrow) arising from a breach of a representation or warranty made by Seller or the Company exceeds 15% of the Purchase Price; or

        (d)   by Seller, if (i) there shall be a material breach of any representation and warranty of Buyer contained in Article VI, or (ii) there shall be a material breach by Buyer of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Buyer from the Company of such breach; or

        (e)   by Buyer, if (i) there shall be a material breach of any representation and warranty of Seller contained in Article III, (ii) there shall be a material breach of any representation and warranty of the Company or the Subsidiary contained in Article IV, other than any such breaches which (A) an adjustment to the Purchase Price has been made in accordance with Section 9.4 or (B) in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect, or (iii) there shall be a material breach by Seller, the Company, or the Subsidiary of any of their covenants and agreements contained in this Agreement, which breach, in the case of clause (i), clause (ii) or clause (iii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to the Company from Buyer of such breach.

        Section 11.2.    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 11.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article XI, in Sections 8.2, 8.9, 8.10, 9.2(a), 9.2(b) and 9.6 and in Articles XIII and XIV shall survive the termination hereof. Nothing contained in this Section 11.2 shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

        Section 11.3.    Amendment.    This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

        Section 11.4.    Waiver.    Seller, the Company, and the Subsidiary on the one hand, or Buyer, on the other, may: (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE XII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

        Section 12.1.    Survival.

        (a)   Each representation, warranty and covenant of the parties hereto contained in this Agreement shall survive the Closing indefinitely, except for (i) the representations and warranties of the Company and the Subsidiary contained in Article IV (other than those set forth in Section 4.12), which shall survive the Closing for the twelve-month period commencing on the Closing Date, (ii) the representations and warranties of the Company and the Subsidiary set forth in Section 4.12, which shall survive until the termination of the applicable limitations period, and (iii) the representations and warranties of Seller contained in Article III, which shall survive for the twelve-month period commencing the Closing Date. The period, if any, for which a representation, warranty and covenant survives is herein called the "Survival Period."

        (b)   No party hereto shall have any indemnification obligation pursuant to this Article XII or otherwise in respect of any representation, warranty or covenant unless it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought on or prior to the expiration of the Survival Period applicable to such representation, warranty or covenant. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

        Section 12.2.    Indemnification by Seller.    Subject to the terms and conditions of this Article XII, Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, actions, causes of action, demands assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of or resulting from any breach by Seller of (i) its representations and warranties contained in Article III or (ii) its covenants and agreements contained in this Agreement.

        Section 12.3.    Indemnification by Buyer.    Subject to the terms and conditions of this Article XII, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Damages, asserted against, resulting to, imposed upon, or incurred by Seller, directly or indirectly, by reason of or resulting from (i) any breach by Buyer of its representations, warranties and covenants contained in this Agreement and (ii) after Closing, the ownership and operation of the Company, the Subsidiary and their respective properties and other assets.

        Section 12.4.    Indemnification Proceedings.    In the event that any claim or demand for which a party (an "Indemnifying Party"), would be liable to the another party under Section 12.2 or Section 12.3 (an "Indemnified Party") is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XII, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 12.4, the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

        Section 12.5.    Exclusivity.    The parties hereto agree that after Closing, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party hereto pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto, the only relief and remedy available to the other party hereto in respect of said breach, default, or nonperformance shall be Damages, but only to the extent properly claimable hereunder and subject to the terms and provisions of this Article XII.

        Section 12.6.    Limited to Actual Damages.    The indemnification obligations of the parties pursuant to this Article XII shall be limited to actual Damages and shall not include incidental, consequential, indirect, punitive, or exemplary Damages, provided that any incidental, consequential, indirect, punitive, or exemplary Damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XII shall be included in the Damages recoverable under such indemnity.

        Section 12.7.    Indemnification Despite Negligence.     It is the express intention of the parties hereto that each party to be indemnified pursuant to this Article XII shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for under this Article XII, notwithstanding that any such Damages arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent. The parties hereto acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

        Section 12.8.    Tax Adjustments.    The amount of Damages required to be paid by an Indemnifying Party pursuant to this Article XII shall be calculated on a net after Tax basis, taking into account the present value (computed using a 6% interest rate) of any refund of Taxes paid or reduction in the amount of Taxes that otherwise would be paid currently or in the future by the Indemnified Part resulting from the indemnified liability, net of any Tax liability resulting from the receipt of the indemnity payment, in each case computed assuming the highest United States marginal Tax rates applicable to the Indemnified Party.

        Section 12.9.    Limits on Liability for Representations and Warranties; Payment.

        (a)   Notwithstanding anything herein to the contrary, Seller shall have no obligation or liability under Section 12.2 for a breach of Seller's representations or warranties unless and until the aggregate amount of the Damages suffered by Buyer exceeds the Deductible Amount; provided, however, that once the amount of Damages suffered by Buyer exceed the Deductible Amount Seller shall be obligated to indemnify Buyer only to the extent that such Damages suffered by Buyer, together with any Purchase Price adjustments made pursuant to Section 9.4, exceed the Deductible Amount, and only in amounts that exceed the Deductible Amount.

        (b)   Notwithstanding anything herein to the contrary (i) Seller shall have no obligation or liability under Section 12.2 with respect to any Damages suffered by Buyer, in the aggregate, in excess of the Warranties Escrow and (ii) the Warranties Escrow shall be the sole source of funds available to Buyer from Seller or its Affiliates with respect to any claim of indemnification for a breach of Seller's representations, warranties, or covenants in connection with the transactions contemplated hereby following the Closing.

        (c)   At any time prior to the date which is 12 months following the Closing Date (the "Claim Period"), Buyer will have the right to notify Seller in writing that Buyer is making a indemnification claim with respect to the Warranties Escrow covering the alleged breach of this Agreement by Seller. Such notice will specify the nature of the claim and the amount by which Buyer proposes to be paid out of the Warranties Escrow with respect to such claim. If Seller does not dispute such claim, Seller and Buyer shall provide joint written instructions to the Escrow Agent to pay to Buyer the amount of Damages with respect thereto, if any. In the event Seller disputes Buyer's claim, Buyer and Seller shall provide joint written instructions to the Escrow Agent to pay to Buyer the amount of undisputed Damages with respect thereto, if any but Buyer shall not be entitled to receive any disputed portion thereof from the Warranties Escrow with respect to such claim prior to resolution of such dispute. Upon the expiration of the Claim Period, then, pursuant to joint written instructions by Seller and Buyer, the remaining balance of the Warranties Escrow will be disbursed by the Escrow Agent to Seller; provided, however, that in the event that there are any pending claims at the time of such expiration: (1) the claimed amounts shall remain in escrow; (2) the remaining balance of the Warranties Escrow after such retention will be disbursed by Escrow Agent (pursuant to joint written instructions by Seller and Buyer) to Seller; (3) as each such claim is resolved, any amount retained with respect thereto that remains in escrow after such resolution will be disbursed by Escrow Agent (pursuant to joint written instructions by Seller, and Buyer) to Seller or to the Buyer in accordance with the determination of such claim and (4) after all such claims are determined, then, pursuant to joint written instructions by Seller and Buyer.

        (d)   In the event of any conflict between Section 12.4 and Section 12.9, with respect to Seller's indemnification obligations, this Section 12.9 shall control.

        Section 12.10.    Indemnification with respect to the Kerr-McGee Dispute.

        (a)   Subject to the terms and conditions of this Section 12.10, Seller shall indemnify, defend and hold harmless Buyer from and against any Additional Transportation Costs incurred by the Subsidiary due to an increase in the gathering rate under the Gas Gathering Agreement above the $0.32/Dkt base rate set forth in paragraph 2 of Exhibit B of the Gas Gathering Agreement Amendment. "Additional Transportation Costs" shall be calculated by multiplying the Gathering Escrow by a fraction, the numerator of which is the Ultimate Per Unit Cost minus $0.32 and the denominator of which is $0.33. The "Ultimate Per Unit Cost" shall be the base gathering rate between $0.32/Dkt and $0.65/Dkt that the Subsidiary is obligated to pay pursuant to the Gas Gathering Agreement after final resolution of the dispute disclosed on Section 4.10 of the Company Disclosure Schedule (the "Kerr-McGee Dispute").

        (b)   Notwithstanding anything herein to the contrary (i) Seller shall have no obligation or liability under this Section 12.10 or otherwise with respect to any Additional Transportation Costs suffered by the Company, the Subsidiary, or Buyer as a result of the Kerr-McGee Dispute in excess of the Gathering Escrow, (ii) Seller shall have no obligation or liability with respect to any Damages other than Additional Transportation Costs suffered by the Company, the Subsidiary, or Buyer as a result of the Kerr-McGee Dispute, and (iii) the Gathering Escrow shall be the sole source of funds available to Buyer, the Company, and the Subsidiary from Seller or its Affiliates with respect to any claim of indemnification for Additional Transportation Costs incurred as a result of the Kerr-McGee Dispute.

        (c)   Further notwithstanding anything herein to the contrary, the Seller shall have the sole right to control the litigation and arbitration of the Kerr-McGee Dispute and shall have the sole authority to effect any compromise or settlement thereof. Within three days after final resolution of the Kerr-McGee Dispute, Seller and Buyer shall provide joint written instructions to the Escrow Agent to disburse to Buyer the Additional Transportation Costs, if any, and to disburse to Seller the difference between the Gathering Escrow and the Additional Transportation Costs.

ARTICLE XIII
MISCELLANEOUS

        Section 13.1.    Dispute Resolution.

        (a)   Each party shall have the right to submit claims, disputes, controversies or other matters in question arising out of the matters covered by Article IX (including the existence of Title Defects or the Title Defect Amounts attributable thereto, or Environmental Defects, or the Environmental Defect Value attributable thereto, as applicable) ("Disputes"), to an independent expert appointed in accordance with this Section 13.1(a) (the "Independent Expert"), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of Seller and Buyer from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as hereinafter defined). Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 13.1(b). The Independent Expert shall be instructed by the parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

        (b)   Any Dispute that is not resolved pursuant to the foregoing provisions of this Section 13.1 shall be settled exclusively and finally by arbitration in accordance with this Section 13.1(b).

          (i)    Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 13.1(b), and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. The arbitration shall be administered by the American Arbitration Association (the "AAA"), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA (the "Rules"), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1 million, optional rules for large and complex cases.

          (ii)   The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefore. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

          (iii)  All arbitration proceedings hereunder shall be conducted in Billings, Montana or such other mutually agreeable location.

          (iv)  All arbitration proceedings hereunder shall be before a panel of three (3) arbitrators appointed in accordance with the Rules consisting of Persons (which can include lawyers) having at least ten (10) years of experience in or relating to the oil and gas industry.

          (v)   In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Delaware for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

          (vi)  The parties shall request the arbitrators to conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and to render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable after the final hearing. The parties shall instruct the arbitrators to impose time limitations they consider reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each party for the presentation of its case and rebuttal. The arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may: (i) limit the time allotted to each party for presentation of its case; and (ii) exclude testimony and other evidence they deem irrelevant or cumulative.

          (vii) Notwithstanding any other provision in this Agreement to the contrary, the parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Delaware law, or any other laws, or under the Federal Arbitration Act or the Rules.

          (viii) The parties shall request that final decision of the arbitrators be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either party, contain a certification by the arbitrators that they have not included any incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators' decision and award shall be maintained in confidence by the parties and the parties shall instruct the arbitrators to likewise maintain such matters in confidence.

          (ix)  The fees and expenses of the arbitrators shall be borne equally by Seller and Buyer, but the decision of the arbitrators may include such award of the arbitrators' fees and expenses and of other costs and attorneys' fees as the arbitrators determine appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the losing party in the arbitration).

          (x)   The decision and award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

        Section 13.2.    Notices.    All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by telecopy or facsimile transmission (followed by delivery under the methods provided in either clause (i) or clause (ii) above), with receipt confirmed by telecopy machine, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

  If to Seller:

  U.S. Exploration Holdings, LLC
  1500 Poly Drive, Suite 100
  Billings, Montana 59102
  Attention: Steven D. Durrett
  Fax No.: 406-294-5992

  With a copy to (which shall not constitute notice to any Seller):

  Thompson & Knight LLP
  333 Clay Street, Suite 3300
  Houston, Texas 77002
  Attention: Michael K. Pierce and Sarah E. McLean
  Fax No.: 832-397-8049 (Pierce)
  Fax No.: 832-397-8062 (McLean)

  Greenhill Capital Partners, L.P.
  300 Park Avenue
  New York, New York 10022
  Attention: V. Frank Pottow
  Fax No.: 212-389-1700

  Lime Rock Partners II, L.P.
  518 Riverside Avenue
  Westport, Connecticut 06880
  Attention: Jonathan C. Farber
  Fax: 203-293-2760

  If, prior to Closing, to the Company or the Subsidiary:

  U.S. Exploration Holdings, Inc.
  United States Exploration, Inc.
  1500 Poly Drive, Suite 100
  Billings, Montana 59102
  Attention: Steven D. Durrett
  Fax No.: 406-294-5992

  With, prior to Closing, a copy to (which shall not constitute notice to the Company):

  Thompson & Knight LLP
  333 Clay Street, Suite 3300
  Houston, Texas 77002
  Attention: Michael K. Pierce and Sarah E. McLean
  Fax No.: 832-397-8049 (Pierce)
  Fax No.: 832-397-8062 (McLean)

  Greenhill Capital Partners, L.P.
  300 Park Avenue
  New York, New York 10022
  Attention: V. Frank Pottow
  Fax No.: 212-389-1700

  Lime Rock Partners II, L.P.
  518 Riverside Avenue
  Westport, Connecticut 06880
  Attention: Jonathan C. Farber
  Fax: 203-293-2760

  If to Buyer:

  Noble Energy Production, Inc.
  100 Glenborough, Suite 100
  Houston, Texas 77067
  Attention: Aaron G. Carlson
  Fax No.: 281-872-3115
  E-mail: acarlson@nobleenergyinc.com

  With a copy to (which shall not constitute notice to Buyer):

  Noble Energy Production, Inc.
  100 Glenborough, Suite 100
  Houston, Texas 77067
  Attention: Shawn E. Conner
  Fax No.: 281-872-3358
  E-mail: sconner@nobleenergyinc.com

  And a copy to (which shall not constitute notice to Buyer):

  Davis Graham & Stubbs LLP
  1550 17th Street, Suite 500
  Denver, Colorado 80202
  Attention: Scot Anderson
  Fax No.: 303-893-1379

Such notices, requests, demands, and other communications shall be effective upon receipt.

        Section 13.3.    Entire Agreement.    This Agreement, the Company Disclosure Schedule, together with the Schedules, Exhibits, and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        Section 13.4.    Binding Effect; Assignment; No Third Party Benefit.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as provided in Section 9.6 and Article XII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 13.5.    Severability.    If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

        Section 13.6.    GOVERNING LAW.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

        Section 13.7.    Further Assurances.    From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

        Section 13.8.    Counterparts.    This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

        Section 13.9.    Injunctive Relief.    The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

ARTICLE XIV
DEFINITIONS AND REFERENCES

        Section 14.1.    Certain Defined Terms.    When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 14.1 or in the section, subsections or other subdivisions referred to below:

        "Actual Adjusted Working Capital" means (i) consolidated current assets of the Company and the Subsidiary, determined in accordance with GAAP, less (ii) consolidated current liabilities of the Company and the Subsidiary, determined in accordance with GAAP, exclusive of those current liabilities in respect of the Existing Hedge.

        "Affiliate" means any person directly or indirectly controlling, controlled by or under common control with a person.

        "Agreement" means this Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

        "Applicable Law" means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

        "Business Day" means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.

        "Code" means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

        "Company Disclosure Schedule" means that certain Company Disclosure Schedule dated as of even date herewith furnished by the Company to Buyer contemporaneously with the execution and delivery of this Agreement.

        "Company Offices" means the Company's and the Subsidiary's offices located in Billings, Montana and Denver, Colorado.

        "Confidentiality Agreement" means that certain letter agreement dated as of December 12, 2005, by and between Company and Buyer.

        "Credit Facility" has the meaning assigned to such term in Section 4.13(a) of the Company Disclosure Schedule.

        "Deductible Amount" means one percent of the Adjusted Purchase Price.

        "Dollars" or "$" means U.S. Dollars.

        "Environmental Laws" means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful (including Hazardous Materials).

        "Environmental Liabilities" means any and all Damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials.

        "Escrow Agent" means Colorado Business Bank.

        "Excluded Assets" means (i) all office furniture and fixtures located or situated in the Company Offices; (ii) all computer hardware and software located in the Company Offices; (iii) all records and documents located at the Company Offices that do not relate to the Company, the Subsidiary or the Properties; (iv) the Sales Information; and (v) the real estate leases covering the Company Office in Billings, Montana.

        "Existing Hedge" means the commodity Hedges described in Section 4.13(a) of the Company Disclosure Schedule.

        "Fixtures, Facilities and Equipment" means wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, fixtures and equipment and all other personal property and fixtures used on or in connection with the operation of the Oil and Gas Properties.

        "GAAP" means generally accepted accounting principles in the United States of America from time to time, applied on a consistent basis throughout the periods involved.

        "Gas Gathering Agreement" means the Gas Gathering Agreement dated March 29, 1993, as amended by the Gas Gathering Agreement Amendment, between Kerr-McGee Gathering LLC and United States Exploration, Inc.

        "Gas Gathering Agreement Amendment" means that certain Agreement for Release and Termination, dated November 20, 1999 which amends the Gas Gathering Agreement.

        "Gathering Escrow" means an amount equal to Fifteen Million Dollars ($15,000,000), which amount is placed in escrow by Buyer at the Closing and held by the Escrow Agent pursuant to the Post-Closing Escrow Agreement.

        "Governing Documents" means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a corporation, the certificate or incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

        "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

        "Hazardous Materials" means (a) any substance or material that is listed, defined or otherwise designated as a "hazardous substance" under Section 101(14) of CERCLA, (b) any petroleum or petroleum products, (c) radioactive materials, urea formaldehyde, asbestos and PCBs and (d) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

        "Hedge" means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which either of the Company or the Subsidiary is bound.

        "Hydrocarbons" means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

        "IRS" means the Internal Revenue Service.

        "Knowledge" of a specified Person (or similar references to a Person's knowledge) means all information actually or constructively known to (a) in the case of a Person who is an individual, such Person, or (b) in the case of a Person which is corporation or other entity, an executive officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person. A Person has "constructive knowledge" of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent man would undertake concerning the particular subject matter.

        "Leases" means oil, gas or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interest, which have been earned by performance, and fee mineral, royalty and overriding royalty interest, net profits interest, production payments and other interest payable out of Hydrocarbon production, in each case, in which the Company or a Subsidiary has an interest.

        "Lien" means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

        "Material Adverse Effect" means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations or condition (financial or otherwise) of a party, or (ii) to the ability of a party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

        "Net Revenue Interest" or "NRI" means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Oil and Gas Property.

        "Offsite Disposal" means disposal of Hazardous Materials at a location other than the Oil and Gas Properties.

        "Oil and Gas Property" means all right, title and interest of the Company or the Subsidiary in and to all Leases.

        "Option Acreage" means acreage that the Subsidiary has the right to acquire pursuant to the Exploration Agreement.

        "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

        "Post-Closing Escrow Agreement" means an escrow agreement in a form acceptable to the Escrow Agent and reasonably acceptable to Buyer and Seller, to be entered into by Seller, Buyer and Escrow Agent at the Closing.

        "Pre-Closing Tax Period" means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Tax period that includes, but does not end or begin on, the Closing Date, the portion of such period up to and including the Closing Date.

        "Prime Rate" means the prime rate of interest report in The Wall Street Journal on the date in question.

        "Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

        "Properties" means the Oil and Gas Properties and the Fixtures, Facilities and Equipment.

        "Reasonable Best Efforts" means a party's reasonable best efforts in accordance with reasonable commercial practice.

        "Sales Information" means all correspondence or other documents of the Company relating to the transactions contemplated hereby, (i) lists of other prospective purchasers of the Properties, the Company, or the Subsidiary compiled by Seller, the Company, or the Subsidiary, (ii) bids submitted to Seller, the Company, or the Subsidiary by other prospective purchasers of the Properties, the Company, or the Subsidiary, (iii) analyses by Seller, the Company, the Subsidiary or any Affiliates thereof of any bids submitted by other prospective purchasers of the Properties, the Company, or the Subsidiary, and (iv) correspondence between or among Seller, the Company, the Subsidiary, their respective Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of the Properties or the Company.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Tax" means any federal, state, local or foreign tax (including, without limitation, any income tax, franchise tax, doing business tax, branch profits tax, capital gains tax, value-added tax, ad valorem tax, excise tax, transfer tax, employment tax, social security tax, sales tax, property tax, or any other kind of tax or payment in lieu of tax no matter how denominated), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

        "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

        "Warranties Escrow" means an amount equal to Eight Million Dollars ($8,000,000), which amount is placed in escrow by Buyer at the Closing and held by the Escrow Agent pursuant to the Post-Closing Escrow Agreement.

        "Wells" means a well for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons, in which the Company has an interest.

        "Working Capital Escrow" means an amount equal to Two Million Dollars ($2,000,000), which amount is placed in escrow by Buyer at the Closing and held by the Escrow Agent pursuant to the Post-Closing Escrow Agreement.

        "Working Interest" or "WI" means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Property.

        Section 14.2.    Certain Additional Defined Terms.    In addition to such terms as are defined in the preamble of and the recitals to this Agreement and in Section 14.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
AAA	Section 13.1(d)(i)
Accounting Dispute	Section 1.3(e)
Accounting Referee	Section 1.3(e)
Additional Transportation Costs	Section 12.10(a)
Adjusted Purchase Price	Section 1.2

Allocated Value	Section 9.1(c)(i)
Allocation	Section 8.8(e)
Anadarko	Section 9.1(d)(i)(B)
Audited Financial Statements	Section 4.8
Bridge Facility	Section 8.12
Buyer's Environmental Consultant	Section 9.2(a)
Buyer's Environmental Review	Section 9.2(a)
Buyer's Title Review	Section 9.1(a)
Closing	Article II
Closing Date	Article II
Closing Date Adjusted Working Capital Amount	Section 1.3(d)
Company Contracts	Section 4.14 (a)
Cure Period	Section 9.5(b)
Damages	Section 12.2
Defects Escrow	Section 9.5(a)
Defects Escrow Agent	Section 9.5(a)
Defects Escrow Agreement	Section 9.5(a)
Defensible Title	Section 9.1(d)(i)
Disputes	Section 13.1(a)
Environmental Defect	Section 9.2(e)(i)
Environmental Defect Notice	Section 9.2(c)
Environmental Defect Value	Section 9.2(e)(ii)
Environmental Information	Section 9.2(b)
Examination Period	Section 9.1(a)
Exploration Agreement	Section 9.1(d)(i)(B)
Financial Statements	Section 4.8
Indemnified Party	Section 12.4
Indemnifying Party	Section 12.4
Independent Expert	Section 13.1(b)
Interim Balance Sheet	Section 4.8
Kerr-McGee Dispute	Section 12.10(a)
Net Tax Benefit	Section 12.8
Notice Period	Section 12.4
Oil and Gas Contracts	Section 4.14(b)
Permitted Encumbrances	Section 9.1(d)(ii)
Post-Closing Adjusted Working Capital Amount	Section 1.3(d)
Post-Closing Defect	Section 9.5(a)
Purchase Price	Section 1.2
Remedies for Title Defects	Section 9.1(b)
Request Date	Section 1.3(e)
Rules	Section 13.1(b)(i)
Survival Period	Section 12.1(a)
Title Defect	Section 9.1(d)(iii)
Title Defect Amount	Section 9.1(c)
Title Defect Notice	Section 9.1(b)
Title Defect Property	Section 9.1(b)
Ultimate Per Unit Cost	Section 12.10(a)
Unaudited Financial Statements	Section 4.9

        Section 14.3.    References and Construction.    All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

        (a)   Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

        (b)   The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

        (c)   Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

        (d)   Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

        (e)   Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

        (f)    The word "or" is not intended to be exclusive and the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

        (g)   No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

        IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

U.S. EXPLORATION HOLDINGS, LLC
By:
Name:	Steven D. Durrett
Title:	President
U.S. EXPLORATION HOLDINGS, INC.
By:
Name:	Steven D. Durrett
Title:	President
UNITED STATES EXPLORATION, INC.
By:
Name:	Steven D. Durrett
Title:	President

SIGNATURE PAGE—PURCHASE AND SALE AGREEMENT

        IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

NOBLE ENERGY PRODUCTION, INC.
By:
Name:	David L. Stover
Title:	Vice President

SIGNATURE PAGE—PURCHASE AND SALE AGREEMENT

EXHIBIT 8.8

NON-FOREIGN AFFIDAVIT

        Reference is herein made to that certain Purchase and Sale Agreement dated February    , 2006, by and among U.S. Exploration Holdings, LLC (as Seller), U.S. Exploration Holdings, Inc., United States Exploration, Inc., and Noble Energy Production, Inc. (as Buyer) (the "Agreement"), regarding the sale by U.S. Exploration Holdings, LLC of all Shares in U.S. Exploration Holdings, Inc. Capitalized terms used herein, but not otherwise defined herein, shall have the respective meanings assigned to them in the Agreement.

        Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Buyer that withholding of tax is not required upon the disposition of a U.S. real property interest by U.S. Exploration Holdings, LLC, the undersigned hereby certifies the following on behalf of U.S. Exploration Holdings, LLC:

        1. U.S. Exploration Holdings, LLC is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

        2. U.S. Exploration Holdings, LLC is not a disregarded entity as defined in Treasury Regulations Section 1.445-2(b)(2)(iii);

        3. U.S. Exploration Holdings, LLC's employer identification number is                        ; and

        4. U.S. Exploration Holdings, LLC's office address is 1500 Poly Drive, Suite 100, Billings, Montana 59102.

        U.S. Exploration Holdings, LLC understands that this certificate may be disclosed to the Internal Revenue Service by Buyer, and that any false statement contained herein could be punished by fine, imprisonment, or both.

        Under penalty of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete; and I further declare that I have authority to sign this document on behalf of U.S. Exploration Holdings, LLC.

U.S. Exploration Holdings, LLC
By:
Name:	Steven D. Durrett
Title:	President
Date:	, 2006

Exhibit 9.1(C)

Allocated Value

        See attached.

QuickLinks

  Exhibit 10.28
PURCHASE AND SALE AGREEMENT
TABLE OF CONTENTS
PURCHASE AND SALE AGREEMENT
ARTICLE I TERMS OF THE TRANSACTION
  Section 1.1. Agreement to Purchase and Sell Shares.
  Section 1.2. Purchase Price.
  Section 1.3. Potential Adjustments to the Purchase Price.
  Section 1.4. Payment of the Adjusted Purchase Price.
ARTICLE II CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
  Section 3.1. Title to the Shares.
  Section 3.2. Capitalization.
  Section 3.3. Organization and Standing .
  Section 3.4. Authority.
  Section 3.5. Non-Contravention.
  Section 3.6. Approvals.
  Section 3.7. Pending Litigation.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARY
  Section 4.1. Organization.
  Section 4.2. Governing Documents.
  Section 4.3. Power and Authority.
  Section 4.4. Valid and Binding Agreement.
  Section 4.5. Non-Contravention.
  Section 4.6. Approvals.
  Section 4.7. Subsidiaries.
  Section 4.8. Financial Statements.
  Section 4.9. Undisclosed Liabilities.
  Section 4.10. Pending Litigation.
  Section 4.11. Compliance with Laws.
  Section 4.12. Taxes.
  Section 4.13. Contracts.
  Section 4.14. Oil and Gas Properties.
  Section 4.15. Intellectual Property.
  Section 4.16. Insurance; Bonds and Letters of Credit.
  Section 4.17. Employee Related Matters.
  Section 4.18. Hazardous Materials.
  Section 4.19. Brokers.
ARTICLE V DISCLAIMER
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER
  Section 6.1. Organization.
  Section 6.2. Power and Authority.
  Section 6.3. Valid and Binding Agreement.
  Section 6.4. Non-Contravention.
  Section 6.5. Approvals.
  Section 6.6. Proceedings.
  Section 6.7. Financing.
  Section 6.8. Investment Experience.
  Section 6.9. Restricted Securities.
  Section 6.10. Accredited Investor; Investment Intent.
  Section 6.11. Independent Evaluation.
  Section 6.12. Brokers.
ARTICLE VII CONDUCT OF COMPANY PENDING CLOSING
  Section 7.1. Conduct and Preservation of Business.
  Section 7.2. Restrictions on Certain Actions.
ARTICLE VIII ADDITIONAL AGREEMENTS OF THE PARTIES
  Section 8.1. Access.
  Section 8.2. Confidentiality Agreement.
  Section 8.3. Reasonable Best Efforts.
  Section 8.4. Notice of Litigation.
  Section 8.5. Notification of Certain Matters.
  Section 8.6. Resignation of Officers and Directors.
  Section 8.7. Employee Matters.
  Section 8.8. Taxes.
  Section 8.9. Fees and Expenses.
  Section 8.10. Public Announcements.
  Section 8.11. Payment of Bank Debt and Release of Liens.
  Section 8.12. Settlement of Hedges.
  Section 8.13. Bridge Facility.
  Section 8.14. Books and Records.
  Section 8.15. Excluded Assets.
ARTICLE IX BUYER'S DUE DILIGENCE EXAMINATION
  Section 9.1. Title Due Diligence Examination.
  Section 9.2. Environmental Due Diligence Examination.
  Section 9.3. Notice of Breaches of Representations and Warranties Pre-Closing.
  Section 9.4. Adjustments to Purchase Price for Title Defects, Environmental Defects and Breaches of Representations and Warranties.
  Section 9.5. Option to Cure Title Defects Post-Closing.
  Section 9.6. Indemnification.
ARTICLE X CONDITIONS TO OBLIGATIONS OF THE PARTIES
  Section 10.1. Conditions to Obligations of Seller, the Company, and the Subsidiary.
  Section 10.2. Conditions to Obligations of Buyer.
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER
  Section 11.1. Termination.
  Section 11.2. Effect of Termination.
  Section 11.3. Amendment.
  Section 11.4. Waiver.
ARTICLE XII SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
  Section 12.1. Survival.
  Section 12.2. Indemnification by Seller.
  Section 12.3. Indemnification by Buyer.
  Section 12.4. Indemnification Proceedings.
  Section 12.5. Exclusivity.
  Section 12.6. Limited to Actual Damages.
  Section 12.7. Indemnification Despite Negligence.
  Section 12.8. Tax Adjustments.
  Section 12.9. Limits on Liability for Representations and Warranties; Payment.
  Section 12.10. Indemnification with respect to the Kerr-McGee Dispute.
ARTICLE XIII MISCELLANEOUS
  Section 13.1. Dispute Resolution.
  Section 13.2. Notices.
  Section 13.3. Entire Agreement.
  Section 13.4. Binding Effect; Assignment; No Third Party Benefit.
  Section 13.5. Severability.
  Section 13.6. GOVERNING LAW.
  Section 13.7. Further Assurances.
  Section 13.8. Counterparts.
  Section 13.9. Injunctive Relief.
ARTICLE XIV DEFINITIONS AND REFERENCES
  Section 14.1. Certain Defined Terms.
  Section 14.2. Certain Additional Defined Terms.
  Section 14.3. References and Construction.
SIGNATURE PAGE—PURCHASE AND SALE AGREEMENT
SIGNATURE PAGE—PURCHASE AND SALE AGREEMENT
EXHIBIT 8.8
NON-FOREIGN AFFIDAVIT
  Exhibit 9.1(C)
Allocated Value